UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2016

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.07 Submission of Matters to a Vote of Security Holders

SmartHeat Inc., a Nevada corporation (the “Company”), held its annual meeting of stockholders on September 10, 2016 at 3:30 p.m., local China time. All of the Company’s nominated directors were elected and the all of the proposals considered were approved. The stockholders voted a total of 8,283,399 shares or 76% of the total number of shares eligible to vote on the record date constituting a quorum. The final voting results were as follows:

	For	Withheld	Abstain	Broker Non-Votes
(1) Election of Directors
(a) Oliver Bialowons	5,153,168	15,328	3,114,903	1,129,365
(b) Kenneth Scipta	5,073,057	95,439	3,114,903	1,129,365
(c) Qingtai Kong	5,071,532	97,275	3,114,903	1,129,365
(d) Xin Li	5,071,221	97,275	3,114,903	1,129,365
(e) Weiguo Wang	5,071,532	96,920	3,114,947	1,129,365
	For	Against	Abstain	Broker Non-Votes
(2) To ratify the appointment of MJF & Associates as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	6,142,638	99,715	2,140,106
(3) To approve the Fourth amendment to the Credit and Security Agreement, dated July 27, 2012, by and between the Company and Northtech Holdings, Inc., dated as of December 28, 2015.	5,143,008	10,849	2,914,106	1,129,365
(4) To approve the Fifth amendment to the Credit and Security Agreement, dated July 27, 2012, by and between the Company and Northtech Holdings, Inc., dated as of July 31, 2016.	5,142,598	11,059	2,914,516	1,129,365

At the Annual Meeting, Oliver Bialowons announced that the would be stepping down as President and Director during the fourth quarter.  The Compensation Committee has been authorized to actively pursue a replacement.  In addition, Mr. Bialowons noted that Smartheat is actively looking for businesses that might fit well with Smartheat for possible combination or other strategic transactions.

Item 9.01 Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTHEAT INC.
(Registrant)
Date:	September 10, 2016	By:	/s/ Oliver Bialowons
		Name:	Oliver Bialowons
		Title:	President